EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT
                                    OF THE
                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                               METALS USA, INC.


      The undersigned, Arthur L. French, President, and J. Michael Kirksey, Senior Vice President of Metals USA, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), do hereby certify as follows:

      FIRST: The name of the Corporation is

                               Metals USA, Inc.

      SECOND: The Certificate of Incorporation of Mollie Marie Acquisition Corp. was filed in the Office of the Secretary of State of the State of Delaware on July 3, 1996. The Corporation changed its name to "Metals USA, Inc." and filed a Certificate of Amendment of Certificate of Incorporation in the Office of the Secretary of State of the State of Delaware on March 14, 1997.

      THIRD: The Amended and Restated Certificate of Incorporation was filed in the Office of the Secretary of State of the State of Delaware on May 2, 1997.

      FOURTH: This Certificate of Amendment of the Amended and Restated Certificate of Incorporation (the "Amendment") was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law, the Board of Directors having duly adopted resolutions setting forth and declaring advisable this Amendment, and in lieu of a meeting of the stockholders, written consent to this Amendment having been given by the holders of a majority of the outstanding stock of the Corporation in accordance with
Section 228 of the General Corporation Law of the state of Delaware.

      FIFTH: This Amendment is being filed pursuant to Sections 242 and 245 of the Delaware General Corporation Law in order to amend the voting rights relating to the restricted voting common stock of the Corporation.

      SIXTH: The Certificate of Incorporation of the Corporation is hereby amended by changing Section 3 of ARTICLE FOUR therein entitled "RESTRICTED VOTING COMMON STOCK" to read in its entirety as follows:

            3.    VOTING RIGHTS.

            Holders of Restricted Voting Common Stock voting as a class shall be entitled to elect one member of the Board of Directors, but shall not otherwise be entitled to vote in the election of directors of the Corporation. Subject to the foregoing, and except as otherwise required by law, each holder of shares of Restricted Voting Common Stock shall be entitled to fifty-five one-hundredths (0.55) of one vote for each share of Restricted Voting Common Stock standing in such holder's name of the books of the Corporation.

      IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment of the Amended and Restated Certificate of Incorporation on behalf of the Corporation and have attested such execution and do verify and affirm, under penalty of perjury, that this Certificate of Amendment of the Amended and Restated Certificate of Incorporation is the act and deed of the Corporation and that the facts stated herein are true as of this ___ day of June, 1997.

                                    METALS USA, INC.

                                   By:/s/ ARTHUR L. FRENCH
                                      Arthur L. French
                                          President

Attest:

/s/ J. MICHAEL KIRKSEY
J. Michael Kirksey
Senior Vice President

                                    -2-